M-Wave Raises $6.5 Million in Equity - Including Elimination
of $4.6 Million in Debt
Financing Agreement with M.A.G. Capital Will Bring
Company Into Compliance With NASD Rules

FRANKLIN PARK, IL--(MARKET WIRE)— March 1, 2006 -- M-Wave, Inc. (NasdaqCM: MWAV - News), an international electronic procurement services firm and virtual manufacturer of customer-specified electronic components (“M-Wave”) indicated it has closed a $6.5 Million financial recapitalization lead by affiliates of M.A.G. Capital of Los Angeles (“M.A.G.”). The financing will eliminate all of M-Wave’s non-trade debt by converting approximately $2.2 Million in secured and $2.4 Million in unsecured liabilities into preferred equity, plus add approximately $1.9 Million of new capital.

M-Wave received a NASDAQ Staff Deficiency Letter on November 22, 2005 indicating that it failed to comply with the Stockholders' Equity, Market Value of Publicly Held Shares and Net Income from Continuing Operations requirements for continued listing set forth in NASDAQ Marketplace Rule 4310(c)(2)(B), which requires M-Wave to have a minimum of $2,500,000 in stockholder's equity or $35,000,000 market value of listed securities or $500,000 of net income from continuing operations for the most recently completed fiscal year or two of the three most recently completed fiscal years. M-Wave’s common stock was thus subject to delisting. M-Wave made a written submission to the NASDAQ staff of its plan to achieve and sustain compliance with all of The NASDAQ Capital Market listing requirements, including the time frame for completion of such plan. Last week, M-Wave appeared before NASDAQ to appeal its delisting and disclosed it had reached an accord with M.A.G. that satisfies NASDAQ Marketplace Rule 4310(c)(2)(B) that requires it to have a minimum of $2.5 Million in stockholders’ equity.

The debt and equity is consolidated into new, restricted, fixed conversion, Series B Preferred shares issued at a premium to market of $.79 with no registration penalties and an incentive-based “step-down” dividend rate of 15% or 9% depending upon the timing in achieving certain registration and effectiveness requirements of the underlying common shares.

M-Wave previously issued approximately 2.1 Million common stock purchase warrants to M.A.G. between July 2004 and June 2005 at varying “strike” prices ranging between $1.02 and $1.27 per share. In connection with this issuance of the Series B Preferred shares it has agreed to re-price those warrants at a strike price of $.01 over the closing price of its publicly-traded common shares directly preceding closing of the Series B, or $0.69.

The restrictions on the Series B Preferred include a stipulation that M.A.G. will not have a voting stake in the Company nor hold common shares on a fully aggregated basis greater than 19.99% at any time. The conversion price is a fixed price of $.79 that represents approximately a 20% premium to market based upon pricing directly preceding closing. The dividend reduces from 15% to 9% at such time when registration of the underlying common shares becomes effective.

M-Wave believes it has achieved compliance with SEC accounting rules by the filing of its Amendment to Form 8-K on February 27, 2006 adding financial disclosure relating to the acquisition of Jayco Ventures, Inc. (initially disclosed in a Form 8-K filed on March 2, 2005). M-Wave expects to file a proxy statement, and seek to schedule a meeting of its shareholders in the coming 90 days to discuss a wide variety of corporate matters including actions to support its continued compliance with NASDAQ rules; extraordinary and routine matters normally covered in its Annual Meeting of Shareholders.

Jim Mayer, Interim CEO and Chief Restructuring office commented: “The new capital provides the Company the resources it needs to achieve NASDAQ compliance, complete its restructuring, including the liquidation of its former satellite components division, and to become increasingly efficient in its core business. It also allows us to investigate strategic options that may include a the eventual sale or combination of M-Wave with another company that would seek to achieve measurable shareholder value. We look at this as a significantly positive event.”

M-Wave expects to make further public announcements in the coming weeks.

Contact:

Jim Mayer, Interim CEO or

Jeff Figlewicz, Corporate Controller

630 562-5550 Ext. 4751

About M-Wave, Inc.

M-Wave provides supply chain services and sources printed circuit boards, custom electronic components and direct broadcasting satellite parts domestically and from Asia. M-Wave’s Electro-Mechanical Group division (EMG) sources high-performance printed circuit boards and custom and engineered electronic components from original equipment manufacturers and contract manufacturers in Asia and the US. The products are used in a wide range of telecommunications and industrial electronics products. EMG also offers domestic and international supply chain services and annual forecast financing for its middle market customers. M-Wave‘s website is located at www.mwav.com.

The discussion above contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements by their nature involve substantial risks and uncertainties, including M-Wave’s ability to develop a plan that will bring the company into compliance with the Nasdaq Capital Market listing requirements, Nasdaq’s determination that the plan is adequate, and M-Wave’s ability to effect its plan. M-Wave’s plan will be dependent on its anticipated future operations which may differ materially depending on a variety of factors, including, but not limited to the following: the achievement of M-Wave’s projected operating results, the achievement of efficient volume production and related sales revenue, the ability to integrate acquired companies into M-Wave’s existing business, the ability to restructure or dispose of some of its operations, and its ability to raise additional capital. Additional information with respect to the risks and uncertainties faced by M-Wave may be found in, and the prior discussion is qualified in its entirety by, the Risk Factors contained in the company’s filings with the Securities and Exchange Commission including M-Wave’s Report on Form 10-KSB for the year ended December 31, 2004, its Forms 10-QSB, and other SEC filings.